Appendix

Graphic images in Annual Report to Stockholders for the Year Ended
 May 31, 1994:

   Page 11 - Management's Discussion and Analysis of Results of
    Operations and Financial Condition:

       1. Electron Device Group sales history
       2. Solid State and Components sales history
       3. Display Products Group sales history
       4. Security Systems Division sales history